UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 25, 2021

ZHRH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-192874	99-0369270
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

50 West Liberty St. Suite 880, Reno, NV 89501

(Address of principal executive offices, including zip code)

775-322-0626

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

The disclosures in Item 5.02 of this Current Report on Form 8-K are incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Amendment

On October 25, 2021, ZHRH Corporation (“we,” “our,” “us” or the “Company”) entered into an amendment with Blue Oak Advisory Limited (“Blue Oak”) and Zhonguan Ruiheng Environmental Technology Company Limited (“ZHRH China”) (the “Amendment”), which was an amendment to an original agreement between ZHRH China and Blue Oak dated January 6, 2021, (the “Original Agreement”). The Company was not a party to the Original Agreement between ZHRH China and Blue Oak. The Amendment is effective as of October 25, 2021, and sets forth that Mr. Jean-Michel Doublet is to be appointed as the Company’s Chief Executive Officer and Mr. Lionel Therond is to be appointed as the Company’s Chief Financial Officer. The Amendment was entered into with the intent to set forth renumeration to be received by Mr. Jean-Michel Doublet and Mr. Lionel Therond in connection with any proposed business combination in which the Company acquires ZHRH China. The Company has not entered into any agreements, letters of intent or any other oral or written agreements in connection with any proposed business combination in which the Company acquires ZHRH China, other than the Amendment. There can be no assurance that the Company will enter into any letters of intent or any other oral or written agreements in connection with any proposed business combination in which the Company acquires ZHRH China, or that any such business combination can occur at all (the “Proposed Business Combination”).

Pursuant to the Amendment, each Mr. Jean-Michel Doublet and Mr. Lionel Therond are to provide 25% of their working hours each week to their duties to the Company in exchange for the following: (i) Blue Oak is to receive an increased success fee under the Original Agreement upon consummation of the Proposed Business Combination, (ii) Mr. Jean-Michel Doublet and Mr. Lionel Therond are each to receive 0.5% of the Company’s common stock on a fully diluted basis upon the occurrence of the Proposed Business Combination to vest 50% upon completion of the Proposed Business Combination and 50% 6 months thereafter and (iii) Mr. Jean-Michel Doublet and Mr. Lionel Therond are each to receive additional shares constituting 1.5% of the Company’s then fully diluted common stock to vest upon the Company’s uplisting to the OTCQB or Nasdaq.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Officer and Director Changes

On October 25, 2021, Mr. Brett Lovegrove, who has served as the sole director and officer of the Company since April 13, 2021, resigned from all officer positions with the Company effective on the same date. Mr. Lovegrove’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. A copy of the resignation letter from Mr. Lovegrove to the Company dated October 25, 2021, is filed herewith as Exhibit 17.1.

On October 25, 2021, the Board of Directors (the “Board”) of the Company took the following actions: (i) appointed Mr. Jean-Michel Doublet as the Company’s Chief Executive Officer, (ii) appointed Mr. Lionel Therond as the Company’s Chief Financial Officer and (iii) appointed Mr. Brett Lovegrove as the Chairman of the Board, all effective on the same date.

Mr. Lionel Therond, age 61, is the co-founder and has served as a director of Blue Oak starting from 2016 and continues to serve in such capacity to date. From April 2011 to September 2016, Mr. Therond served as a Managing Director at Standard Bank. Mr. Therond serves as Chief Financial Officer of ADM Energy PLC since August 2020 to the present. Mr. Therond received his degree in Engineering Geology and Geophysics from ENSG Nancy in France in 1983 and his MBA in 1995 from INSEAD in France.

Mr. Jean-Michel Doublet, age 61, is the co-founder and has served as the Chief Executive Officer of Blue Oak starting from 2016 and continues to serve in such capacity to date. Mr. Doublet is a board member of Wentworth Africa Foundation, a UK registered charity that is active in East Africa. From January 2008 to January 2016, Mr. Doublet served as the founding partner at Clermont Energy Partners. Mr. Doublet received his degree in Engineering from the Institut National Agronomique in 1983 and received his Masters Degree in Economics at Stanford. In 1988, Mr. Doublet became a PhD. Candidate in economics at UC Berkeley.

Mr. Doublet is a beneficial owner of 60% of Blue Oak and is the Chief Executive Officer of Blue Oak. Mr. Lionel Therond is a beneficial owner of 40% of Blue Oak and is a director at Blue Oak.

Blue Oak is set to receive remuneration from the Company in connection with the Proposed Business Combination pursuant to the Original Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*†	ZHRH- Blue Oak Advisory Second Agreement dated October 24, 2021.
17.1*	Resignation Letter dated October 25, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

†	Includes management contracts and compensation plans and arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ZHRH CORPORATION

Date: October 28, 2021	By:	/s/ Jean-Michel Doublet
Jean-Michel Doublet
Chief Executive Officer (principal executive officer)